UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 5, 2012

Date of report (Date of earliest event reported)

Feihe International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Utah	001-32473	90-0208758
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Star City International Building, 10 Jiuxianqiao Road, C-16th Floor

Chaoyang District, Beijing, China 100016

(Address of principal executive offices, including Zip Code)

+86 (10) 8457-4688

 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 5, 2012, the Board of Directors of Feihe International, Inc. (the “Company”) approved a form of indemnification agreement (the “Indemnification Agreement”) for its directors. The Company expects to enter into Indemnification Agreements with each of its directors.

The Indemnification Agreement provides that if a director was, is or is threatened to be, made a party to, or is otherwise involved in, a proceeding by reason of being a director of the Company, then the Company will (i) indemnify the director against all expenses, liability or loss to the fullest extent permitted by Utah law, and (ii) advance expenses upon receipt of a written affirmation from the director of his or her good faith belief that the criteria for indemnification pursuant to the Indemnification Agreement have been satisfied, together with a written undertaking by the director to repay all amounts paid or reimbursed by the Company if it is ultimately determined that the criteria for indemnification have not been satisfied.

A director will not be entitled to indemnification in connection with a proceeding voluntarily initiated by such director against the Company except in certain circumstances set forth in the Indemnification Agreement. In addition, no indemnification will be paid pursuant to the Indemnification Agreement (i) on account of any proceeding in which judgment is rendered against a director for an accounting of profits from the purchase or sale of securities of the Company pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended, or (ii) if a court finally determines that the director is not entitled to indemnification because such indemnification would be invalid under applicable law.

The foregoing description of the Indemnification Agreement is qualified in its entirety by reference to the full text of the form of Indemnification Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit	Description
10.1	Form of Indemnification Agreement*

* Compensatory plan, contract or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEIHE INTERNATIONAL, INC.

By:	/s/ Leng You-Bin
Leng You-Bin
Chairman and CEO

Date: December 10, 2012

INDEX TO EXHIBITS

Exhibit	Description
10.1	Form of Indemnification Agreement*

* Compensatory plan, contract or arrangement